EXHIBIT 10.22
NON-QUALIFIED
STOCK OPTION AGREEMENT
UNDER THE RENT-A-CENTER, INC.
2006 EQUITY INCENTIVE PLAN
     THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of the ___day of ___, 20___(the “Grant Date”), by and between RENT-A-CENTER, INC., a Delaware corporation (the “Company”), and ___( the “Optionee”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Rent-A-Center, Inc. 2006 Equity Incentive Plan (the “Plan”), the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Plan.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
     1. Grant & Tax Status. The Company hereby grants to the Optionee an option to purchase up to ___shares of Common Stock, at a purchase price of $______ per share pursuant to the Plan. This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     2. Term. Unless sooner terminated in accordance herewith or the Plan, this option will automatically expire on the tenth anniversary of the date hereof.
     3. Vesting Schedule. Except as otherwise provided herein, this option shall become vested and exercisable in accordance with the following schedule, provided that the Optionee remains in continuous employment or other service with the Company or its subsidiaries through each applicable vesting date:

Percentage of Option that is
Vested
Vesting Date	On or After Such Vesting Date
Grant Date	0%
First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	50%
Third Anniversary of Date of Grant	75%
Fourth Anniversary of Date of Grant	100%
In no event may this option be exercised for a fraction of a share.
     4. Non-Transferability. This option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the compensation committee of the Company’s board of directors (the “Committee”) or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. During the Optionee’s lifetime, this option may be exercised only by the Optionee or the Optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the inter vivos transfer of this option by gift to any “immediate family member” (as defined in the Plan) or to a trust or other entity for the benefit of an immediate family member, on such terms and conditions as the Committee deems appropriate.
     5. Termination of Employment or other Service.
          (a) If the Optionee’s employment or other service with the Company or its subsidiaries is terminated due to the Optionee’s death or Disability (as defined below), then: (i) that portion of this option, if any, that is vested and exercisable on the date of termination shall remain exercisable by the Optionee (or, in the event of death, the Optionee’s designated beneficiary or, if no designated beneficiary survives the Optionee, by the person or persons to whom the Optionee’s rights under this option shall pass pursuant to the Optionee’s will or by the laws of descent and distribution, whichever is applicable) during the twelve (12) month period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (ii) that portion of this option, if any, that is not exercisable on the date of termination shall thereupon terminate. As used herein, the term “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether or not the Optionee’s employment or other service is terminated by reason of Disability shall be in the sole and absolute discretion of the Committee.
          (b) If the Optionee’s employment or other service is terminated by the Company or its subsidiaries for cause, then this option (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable.
          (c) If the Optionee’ s employment or other service with the Company or its affiliates is terminated for any reason other than those set forth in Section 5(a) or (b) above, then: (i) that portion of this option, if any, that is vested and exercisable on the date of termination shall remain exercisable by the Optionee during the three (3) month period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (ii) that portion of this option, if any, that is not vested and exercisable on the date of termination shall thereupon terminate.
     6. Method of Exercise. This option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise price and/or the satisfaction of such withholding obligations). The exercise price and withholding obligation may be paid in whole or in part (a) in cash or by check, (b) by means of a cashless exercise procedure to the extent permitted by law, (c) if permitted by the Committee, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof), and/

or (d) subject to applicable law, by any other form of consideration deemed appropriate by the Committee.
     7. Stockholder Rights. No shares of Common Stock will be issued in respect of the exercise of this option until payment of the exercise price and the applicable tax withholding obligations have been made or arranged to the satisfaction of the Company. The holder of this option shall have no rights as a stockholder with respect to any shares of Common Stock covered by this option until the shares of Common Stock are issued pursuant to the exercise of this option.
     8. Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this option unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed. The Company may prevent or delay the exercise of this option if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable law or its own policies regarding the purchase and sale of Common Stock. If, during the period of any such ban or delay, the term of this option would expire, then the term of this option will be extended for thirty (30) days after the Company removes the restriction against exercise.
     9. Transfer Orders; Legends. All certificates for shares of Common Stock delivered under this option shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
     10. No Rights Conferred. Nothing contained in the Plan or this Agreement shall confer upon the Optionee any right with respect to the continuation of his or her employment or other service with the Company or its subsidiaries or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Optionee’s employment or other service.
     11. Obligation to Execute and Return Agreement. This Agreement shall be null and void and no option shall be granted hereby in the event the Optionee shall fail to execute and return a counterpart hereof to the Company, at the address set forth in Section 13 hereof, within sixty (60) days from the Grant Date.
     12. Full Satisfaction/Release of Rights. Any payment or issuance or transfer of shares of Common Stock to the Optionee or his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require the Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance or transfer, to execute a release and receipt therefor in such form as it shall determine.

     13. Notices. Any notice to the Company relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at the Company’s main office, 5700 Tennyson Parkway, Suite 100, Plano, TX 75024, or to such other address as may be hereafter specified by the Company, to the attention of its Secretary. All notices to the Optionee or other person or persons then entitled to exercise this option shall be delivered to the Optionee or such other person or persons at the Optionee’s store location (if employed by the Company or any of its subsidiaries) or the Optionee’s address set forth in the records of the Company.
     14. Provisions of the Plan. The provisions of the Plan, the terms of which are hereby incorporated by reference, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     15. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.
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     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

RENT-A-CENTER, INC.

By:

Optionee Name

Optionee Signature

Street Address (No P.O. Box please)

City, State and Zip Code